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U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

1. Name and Address of Reporting Person:

Shorland G. Hunsaker, 2751 East Rubidoux Road, Salt Lake City, UT 84093

2. Issuer Name and Ticker or Trading Symbol:

NATEX CORPORATION (NATX)

3. IRS or Social Security Number of Reporting Person (Voluntary):

4. Statement for Month/Year: 11/99

5. If Amendment, Date of Original (Month/Year):

6. Relationship of Reporting Person(s) to Issuer (Check all Applicable)

(X) Director (X) Officer, give title below ( ) 10% Owner ( ) Other

Title:

7. Individual or Joint/Group Filing (Check Applicable Line)

(X) Form filed by One Reporting Person

( ) Form filed by More than One Reporting Person

TABLE I

NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

1. Title of Security: Common Stock

2. Transaction Date (Month/Day/Year):

(i) 10/1/99

(ii) 10/1/99

(iii) 11/23/99

3. Transaction Code:

(i) P

(ii) G

(iii) P

4. Securities Acquired (A) or Disposed of (D):

(i) (A) 70,000 shares

(ii) (D) 28,000 shares

(iii) (A) 3,000 shares

5. Amount of Securities Beneficially Owned at End of Month: 147,000

6. Ownership Form: Direct (D) or Indirect (I): D

7. Nature of Indirect Beneficial Ownership: n/a

TABLE II

DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR BENEFICIALLY OWNED

1. Title of Derivative Security: Warrants

2. Conversion or Exercise Price of Derivative Security: $1.00

3. Transaction Date (Month/Day/Year): 10/1/99

4. Transaction Code: X

5. Number of Derivative Securities Acquired (A) or Disposed of (D): D 70,000

6. Date Exercisable and Expiration Date (Month/Day/Year): n/a

7. Title and Amount of Underlying Securities: Common Stock, 70,000

8. Price of Derivative Security: n/a

9. Number of Derivative Securities Beneficially Owned at End of Month: none

10. Ownership Form of Derivative Security: Direct (D) or Indirect (I): n/a

11. Nature of Indirect Beneficial Ownership: n/a

Explanation of Responses:

Signature of Reporting Person: /S/Shorland G. Hunsaker

Date: 11/30/99